GULFSLOPE ENERGY, INC. - 8-K

Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

dated as of March 1, 2019

among

GulfSlope Energy, Inc.,

as the Borrower,

and

Delek GOM Investments, LLC,

as Lender

TABLE OF CONTENTS

ANNEXES, EXHIBITS AND SCHEDULES

Exhibit A	[Intentionally Omitted]
Exhibit B	[Intentionally Omitted]
Exhibit C	Form of Warrant
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Subordination Agreement

Schedule 4.05	Scheduled Unsecured Debt

THIS TERM LOAN AGREEMENT (this “Agreement,” as it may be amended or modified from time to time as provided below) dated as of March 1, 2019, is among GulfSlope Energy, Inc., a Delaware corporation, with its principal place of business at 1331 Lamar Street, Suite 1665, Houston Texas, 77010 (the “Borrower”), and Delek GOM Investments, LLC, a Delaware limited liability company, with a registered office address c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (the “Lender”).

RECITALS

WHEREAS, the Borrower, the Lender, and Texas South Energy, Inc., a Nevada corporation, with its principal place of business at 4550 Post Oak Place Dr., Suite 300, Houston, Texas 77027 (“Texas South”) have entered into that certain (a) Joint Operating Agreement dated January 1, 2018 (the “JOA” or “Joint Operating Agreement”), and (b) Participation Agreement dated and effective as of January 1, 2018 (the “Participation Agreement”), pursuant to which, among other things, the Lender agrees to bear its share of costs and expenses of each Phase I ITW in respect of the Phase I Prospects;

WHEREAS, immediately prior to the Closing, the Borrower owes certain amounts to the Joint Account (as defined in Exhibit C to the Joint Operating Agreement);

WHEREAS, the Borrower has requested that the Lender provide multiple draw term loans in an aggregate stated principal amount of up to $11,000,000 to the Borrower, secured by the Properties and substantially all of the other properties and assets of the Borrower (other than Excluded Assets);

WHEREAS, the Lender has agreed to make these loans subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the Borrower and the Lender, intending to be legally bound, agree as follows:

Article I

Definitions and Accounting Matters

Section 1.01         Certain Defined Terms. In addition to the terms defined above, as used in this Agreement, the following terms have the meanings specified below:

“Additional Loans” is defined in Section 2.03(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, where “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Law” means, for any Person, property or circumstance, any Law applicable to that Person, property or circumstance.

“Asset Sale” means any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback) of any Property or any other property by the Borrower.

“Availability Period” means the period commencing on the Closing Date and ending on the date that is five Business Days prior to the Maturity Date.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of such Person or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) such Person shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; (c) any holder (other than the Lender or any Affiliate thereof) of Equity Interests of such Person shall make any request or take any action for the purpose of calling a meeting of the holders of Equity Interests of such Person to consider a resolution to dissolve and wind-up the Borrower’s affairs; or (d) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“BOEM” means the Bureau of Ocean Energy Management of the United States Department of the Interior or any Governmental Authority succeeding to its authority. References to “BOEM” include, as applicable, reference to the Minerals Management Service as BOEM’s predecessor or any other entity which succeeds to any functions or duties of either the Mineral Management Service or BOEM.

“Borrower” is defined in the introduction to this Agreement.

“Borrowing Request” means a request by the Borrower for Additional Loans in accordance with Section 2.03(b).

“BSEE” means the Bureau of Safety and Environmental Enforcement of the United States Department of the Interior or any Governmental Authority succeeding to its authority.

“Business Day” means any day that is not a Saturday, Sunday or other day on which national banks or banks in the State of Israel or Houston, Texas are authorized or required by Law to remain closed.

“Capital Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any of the Properties.

“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Initial Subordinated Lender and the Lender (i) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the economic or voting interests in the Borrower’s Equity Interests or (ii) acquires direct or indirect Control (as defined in the defined term

Affiliate) of the Borrower; (b) a “change of control” or similar event, howsoever described, shall occur as provided in (i) any document governing any Subordinated Debt, or (ii) any preferred stock (or the documentation governing the same); or (c) the Initial Subordinated Lender ceases to own directly at least 10% of the Equity Interests of the Borrower.

“Closing” means the occurrence of the advance of the Initial Loans under this Agreement.

“Closing Date” means the date on which the Closing occurs under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to the Lender, $11,000,000.

“Common Stock” is defined in the Warrant.

“Control Agreement” means one or more account control agreements to be executed and delivered among the Borrower, the Lender, and each bank at which such Borrower maintains any deposit account or securities account, as may be reasonably acceptable to the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means any and all Laws pertaining in any way to pollution, health, safety, the environment, natural resources, or Hazardous Materials, including the Oil Pollution Act of 1990, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Law and other environmental conservation or protection Laws.

“Environmental Permit” means any Permit required by or issued under any Environmental Law.

“Equity Interests” of any Person means any and all shares of capital stock (whether denominated as common stock or preferred stock), units, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued under ERISA, with respect to a Plan (other than event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to that Plan, whether or not waived, (c) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or arising of such lien or encumbrance, (d) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (i) the failure by the Borrower, or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (j) the occurrence of a non-exempt “prohibited transaction” with respect to a Plan with respect to which the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower would otherwise be liable, or (k) the Borrower, or an ERISA Affiliate incurring any liability to the PBGC under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” is defined in Section 7.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, customs authorities’ or other like Liens arising by operation of Law in the ordinary course of business, each of which is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired, (d) Liens arising solely by virtue of any statutory or common-law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower to provide collateral to the depository institution; (e) the Liens granted in favor of the Lender securing the Obligations; (f)  Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower; (g) deposits and other Liens securing (or securing the bonds or similar instruments securing) the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including cash, cash equivalents and letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, to secure any surety and bonding requirements; (h) ground leases, subleases, licenses or sublicenses entered into by the Borrower in the ordinary course of business in respect of real property on which facilities owned or leased by the Borrower are located; (i) (1) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such lease and (2) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense entered into by the Borrower in the ordinary course of business or otherwise permitted by this Agreement; (j) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements (in the case of joint ventures, solely with respect to Liens that arise out of contractual restrictions), participation agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual or customary in the oil and gas business (including the Operative Documents) and are for claims that are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower; (k) Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that do not constitute Indebtedness for borrowed money and are not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (l) easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights-of-way or other property of the Borrower for the purpose of pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower, taken as a whole; and (m) any right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower; provided, however, that a Lien described in clauses (a), (b), (c), (d), (g), (j) and (k) is not an “Excepted Lien” from and after the time (if any) that foreclosure or execution on the Lien occurs, a court authorizes such a foreclosure or execution, or formal steps are taken under nonjudicial or executory process to foreclose or execute on the Lien or other action is taken that, in either case, materially interferes with the ownership, possession, use or operation of the property subject to the Lien; provided, further, that no intention to subordinate the first-priority Lien granted in favor of the Lender is to be hereby implied or expressed by the permitted existence of any other such Excepted Liens.

“Excluded Assets” shall mean the following:

(a)          any assets (including Excepted Liens) over which the granting of Liens under the Security Documents in such assets would be prohibited by contract or agreement (to the extent existing (x) on the Closing Date or (y) at the time such assets are acquired and not entered into in contemplation of such acquisition), Applicable Law or regulation (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law) or would require the consent of any Person (other than the Borrower or any of its Affiliates) that has not been obtained (to the extent such consent right (x) existed on the Closing Date or (y) at the time such assets are acquired and not in contemplation thereof) or would require the consent of any Governmental Authority or regulatory body unless such consent has been obtained (in each case, other than to the extent that such consent requirement would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law); provided that any such asset or, to the extent severable, any portion thereof, will be an Excluded Asset only to the extent and for so long as such prohibition or consent requirement is effective and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such prohibition or consent requirement is no longer effective;

(b)          any lease, license, contract, property right, general intangible, agreement, asset or property to which the Borrower is a party or has rights, or which is otherwise subject to a purchase money security interest or similar arrangement, or any of its rights or interests thereunder, if and only for so long as the grant of a Lien under the Security Documents would constitute or result in a breach, termination or default under, or would invalidate, any such lease, license, contract, property right, general intangible, agreement, asset or property or purchase money arrangement or create a right of termination in favor of any party thereto (other than the Borrower) (other than to the extent that any term of such lease, license, contract, property right, general intangible, agreement, asset or property or purchase money arrangement would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law); provided that such lease, license, contract, property right or agreement or purchase money arrangement or, to the extent severable, any portion thereof, will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(c)          any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law;

(d)          any governmental permits, franchises, approvals, charters, authorizations or licenses or state or local permits, franchises, approvals, charters, authorizations or licenses, to the extent a grant of a Lien under the Security Documents in any such permit, franchise, approval, charter, authorization or license is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law); provided that any such permit, franchise, approval, charter, authorization or license or, to the extent severable, any portion thereof, will be an Excluded Asset only to the extent and for so long as such prohibition or restriction is effective and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such prohibition is no longer effective;

(e)          that certain Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G 36357, dated effective as of December 1, 2018, by and between the United States of America, as Lessor, and GulfSlope Energy, Inc., as Lessee, covering all of Block 376, Vermilion Area, South Addition, OCS Leasing Map, Louisiana Map No. 3B, containing approximately 5,000.00 acres; and

(f)           that certain Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act bearing Serial Number OCS-G 36361, dated effective as of November 1, 2018, by and between the United States of America, as Lessor, and GulfSlope Energy, Inc., as Lessee, covering all of Block 371, Eugene Island Area, South Addition, OCS Leasing Map, Louisiana Map No. 4A, containing approximately 5,000.00 acres.

“Exercise Notice Date” is defined in the Warrant.

“Exercise Price” is defined in the Warrant.

“Excluded Taxes” means any of the following Taxes required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender pursuant to a law in effect on the date (i) Lender acquires an interest in the Loan, or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.11(e) or Section 8.04(b)(iii), as applicable, and (d) any withholding Taxes imposed under FATCA.

“Excluded Accounts” means (i) segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower, (ii) cash collateral accounts subject to Liens permitted by this Agreement, and (iii) other deposit accounts that the Borrower and the Lender mutually agree in writing to designate as an Excluded Account.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Funding Date” means the date on which any advance of the Loans pursuant to Section 2.02 occurs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision of either, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Material” means any substance regulated or as to which liability might arise under any Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste designated, classified, regulated, defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “waste,” or words of similar meaning or import in any Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, byproducts, breakdown products, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, other mineral products and all products refined or separated therefrom.

“Indebtedness” means, for any Person, any of the following or, if applicable, the sum of the following (without duplication): (a) all obligations for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of that Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of that Person, whether or not that Indebtedness is assumed by that Person, to the extent of the lesser of the amount of that Indebtedness and the fair market value of the property encumbered by such Lien; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by that Person or in which that Person otherwise assures a creditor against loss of the Indebtedness (howsoever that assurance shall be made) to the extent of the lesser of the amount of that Indebtedness and the maximum stated amount of that guarantee or assurance against loss; (h) all obligations or undertakings of that Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments; (j) obligations to pay for goods or services even if those goods or services are not actually received or utilized by that Person; (k) any Indebtedness (as defined in the other clauses of this definition) of a partnership for which that Person is liable either by agreement, by operation of Law or by a Law but only to the extent of that liability; and (l) the undischarged balance of any production payment created by that Person or for the creation of which that Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of that Person of the character described above to the extent that Person remains legally liable in respect of that obligation notwithstanding that any such obligation is not included as a liability of that Person under GAAP.

“Initial Loan” is defined in Section 2.03(a).

“Initial Subordinated Debt” means Indebtedness of the Borrower due and owing to the Initial Subordinated Lender on or about the date hereof that is subordinated pursuant to the Subordination Agreement.

“Initial Subordinated Lender” means John N. Seitz.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell that property to that Person, but excluding any such advance, loan or extension of credit having a term not exceeding 30 days representing the purchase price of inventory or supplies sold by that Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of property of another Person that constitutes a business unit, or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to that Person.

“JOA” or “Joint Operating Agreement” is defined in the recitals to this Agreement.

“Law” means any statute, law, treaty, rule, code, ordinance, requirement, rule, regulation, Permit, franchise, rule of common law, authorization, directive, certificate, or other requirement of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority, and includes any and all Environmental Laws.

“Lease” is defined under the Participation Agreement.

“Lender” is defined in the introduction to this Agreement and any of its assignees as permitted under Section 8.04.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether that interest is based on the common law, statute or contract, and whether that obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, deed of trust, lien, charge, encumbrance, pledge, security agreement, security interest, hypothecation, assignment, deposit arrangement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and in the case of Equity Interests and securities, any purchase option, call or similar right or preferential arrangement of a third party with respect to such Equity Interests and securities. The term “Lien” includes easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan” means any of the loans made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Warrant, the Registration Rights Agreement, each Borrowing Request, the Subordination Agreement, the Security Documents, and each other agreement or document executed by the Borrower or its Affiliates in connection with the Loans and designated a Loan Document by the Lender.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, operations, properties, condition (financial or otherwise) or of the Borrower, (b) the ability of the Borrower to perform any of its obligations under any Transaction Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Lender under any Loan Document.

“Maturity Date” means the date that is six months after the Closing Date.

“Mortgage” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecations, security agreements, financing statements, fixture filings, and mortgages made by the Borrower in favor or for the benefit of the Lender creating and evidencing a Lien on any Property as required under, and executed and delivered pursuant to Section 5.14(c), in form and substance reasonably satisfactory to the Lender with such terms and provisions as may be required by the Applicable Laws of the relevant jurisdiction, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Mortgage Amendment” is defined in Section 5.14(c).

“Mortgaged Property” is defined in Section 5.14(c).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” relating to any Asset Sale means the cash proceeds received by the Borrower (including cash proceeds subsequently received (as and when received by the Borrower) in respect of non-cash consideration initially received) net of (a) all reasonable and documented attorneys’ fees, accountants’ fees, investment banking fees and other customary expenses, fees and commissions actually incurred by the Borrower in respect thereof, (b) Taxes paid as of the date of receipt of such Net Cash Proceeds as a result of such Asset Sale by any of the Borrower and (c) other selling expenses approved by the Lender.

“Note” means any of the promissory notes of the Borrower described in Section 2.04(b), together with all amendments, modifications, replacements, extensions and rearrangements.

“Obligations” means any and all amounts owing or to be owing by the Borrower (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Lender under any Loan Document; and all renewals, extensions and/or rearrangements of any of the above.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; (g) all Leases, and (h) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or properties and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Operative Documents” means the Joint Operating Agreement and the Participation Agreement, but excludes any Loan Documents.

“Organizational Documents” means any certificate of formation, certificate of incorporation, articles of incorporation, limited liability company agreement, partnership agreement, bylaws or other organizational documents or any agreement entered into by any Person with respect to its Equity Interests.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under, or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document.

“Participation Agreement” is defined in the recitals to this Agreement.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permit” means any permit, identification number, bond, registration, license, notice, approval, consent, exemption, variance, franchise, lease, approval, notification, certification, registration, qualification, easement, right of way, Lien and other right, privilege, approval or authorization required or issued by any Governmental Authority (including BOEM and/or BSSM) or otherwise under any Law (including Environmental Law).

“Permitted Unsecured Debt” is defined in Section 6.01(g).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I ITW” has the meaning given to that term in the Participation Agreement.

“Phase I Prospects” has the meaning given to that term in the Participation Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its respective ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Properties” means all Leases, “Prospects” (as defined in the Participation Agreement), “Development Systems” (as defined in Exhibit F to the Joint Operating Agreement), platforms, wells, facilities, fixtures, other corporeal property, whether movable or immovable, whether now or hereafter placed on the property covered by the Leases or the Contract Area (as defined in the Joint Operating Agreement) or maintained or used in connection with the ownership, use or exploitation of the Leases or the Contract Area, and other surface and sub-surface equipment of any kind or character located on or attributable to the Leases or the Contract Area and the cash or other proceeds realized from any sale, transfer, disposition or conversion thereof.

“Prospect Payment Default” is defined in Section 8.17.

“Registration Rights Agreement” means that the registration rights agreement with respect to the shares of Common Stock that are issuable under the Warrant that will be entered into by the Borrower and the Lender pursuant to Section 5.15(b) hereof.

“Regulations T, U or X” means Regulations T, U and/or X of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, its Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of it and its Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of that Person. Unless otherwise specified, all references to a Responsible Officer shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding dividends or other distributions paid solely in equity securities that do not result in a Change in Control) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Scheduled Unsecured Debt” is defined in Section 4.05.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Agreement” means a Security Agreement in a form reasonably satisfactory to the Borrower and Lender.

“Security Documents” means the Mortgages, the Security Agreement, any Control Agreements, and any and all other agreements, financing statements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement and the other Loan Documents.

“Subordinated Debt” means the Initial Subordinated Debt and any Indebtedness incurred by the Borrower which is unsecured and subordinated in right of payment in full to the Obligations.

“Subordination Agreement” means a Subordination Agreement substantially in the form of Exhibit E entered into by the Initial Subordinated Lender in favor of the Lender, dated on or about the date hereof.

“Subsidiary” of any Person means any other Person of which (a) more than 50% of the total ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of that Person (or Persons performing similar functions) or (b) more than 50% of the capital accounts, distribution rights or general or limited partner interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.

“Tax Partnership Agreement” is defined in Section 5.17.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Texas South” is defined in the recitals to this Agreement.

“Transaction Documents” means the Loan Documents and the Operative Documents.

“Transactions” means the execution, delivery and performance of this Agreement and each other Transaction Document by each party to such documents, the borrowing of Loans, the use of the proceeds thereof, the grant of Liens by the Borrower on the Properties pursuant to the Security Documents, the subordination of Indebtedness due and owing to the Initial Subordinated Lender pursuant to the Subordination Agreement, and any other transaction related to or entered into in connection with any of the foregoing.

“Warrant” means the Warrant to Purchase Common Stock, dated as of the date hereof, in the form attached hereto as Exhibit C.

“Warrant Distribution” is defined in Section 4.14.

“Warrant Shares” is defined in Section 4.14.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Taxes” is defined in Section 2.11.

Section 1.02         Terms Generally; Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to that agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on amendments, supplements or modifications set forth in the Loan Documents), (b) any reference to any Law shall be construed as referring to that Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference to any Person shall be construed to include that Person’s successors and assigns (without limiting the restrictions contained in the Loan Documents), (d) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” (e) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (f) the terms “knowledge,” “to the knowledge of,” or similar terms mean matters with in the actual knowledge of a Responsible Officer or any other individual with a title or position similar or corresponding to the foregoing of the Borrower or its Affiliates. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because that Person or its legal representative drafted that provision.

Section 1.03        Accounting Terms and Determinations; GAAP. Unless otherwise specified in this Agreement, all accounting terms used in the Loan Documents shall be interpreted, all determinations with respect to accounting matters under the Loan Documents shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lender under the Loan Documents shall be prepared, in accordance with GAAP, except for changes in which the Borrower’s independent certified public accountants concur and that are disclosed to Lender; provided, however, for the purposes of determining the outstanding amount of any Indebtedness (including, for the avoidance of doubt, the Obligations), any original issue discount with respect to that Indebtedness shall not be deducted in determining the outstanding amount of that Indebtedness.

Section 1.04         Divisions. For all purposes under the Loan Documents, nothing in this Agreement shall permit the Borrower to (a) divide into two or more Persons pursuant to a “plan of division” or similar method, or (b) create, or reorganize into, one or more series, in each case, as contemplated under the Laws of any jurisdiction.

Article II

The Loans

Section 2.01         Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Lender agrees to make Loans to the Borrower in the stated principal amount up to the aggregate amount equal to its Commitment, subject to the provisions of Section 2.03.

Section 2.02         Funding. The Lender shall make its Loans available to the Borrower on each applicable Funding Date by wire transfer of an amount equal to the Initial Loan provided for in Section 2.03(a) or equal to any Additional Loan requested pursuant to the applicable Borrowing Request under Section 2.03(b), in each case, in immediately available funds by 11:00 a.m., New York City time on such Funding Date, to an account of the Borrower designated by the Borrower. Amounts paid or prepaid in respect of the Loans may not be reborrowed.

Section 2.03         Advances.

(a)          Initial Advance. At the Closing, the Lender shall make Loans in an amount equal to $5,800,000 (the “Initial Loans”) to the Borrower.

(b)          Subsequent Advances.

(i)            The Borrower may request additional Loans from the Lender (each, an “Additional Loan”), provided that the proposed Funding Date for such Additional Loan shall occur during the Availability Period.

(ii)           To request an Additional Loan, the Borrower shall deliver a duly completed and executed Borrowing Request to the Lender not later than 9:00 a.m., New York City time, on the fifth day prior to the proposed Funding Date for that Additional Loan. The Borrowing Request may not be delivered until the conditions set forth in Section 3.02 have been satisfied or waived in accordance with Section 8.02. The Borrowing Request shall be substantially in the form of Exhibit D, shall be dated as of the proposed Funding Date, which date shall be a Business Day during the Availability Period, shall be certified by a Responsible Officer and shall be irrevocable and binding on the Borrower. The Borrower shall not issue more than two Borrowing Requests in any calendar month.

(iii)          Upon receipt of a Borrowing Request for the applicable Additional Loan and fulfillment or waiver of the applicable conditions set forth in Section 3.02, the Lender shall make its Loan on the applicable Funding Date in accordance with Section 2.02.

Section 2.04         Repayment of Loans.

(a)          Promise to Repay. The Borrower unconditionally promises to pay to the Lender the stated principal amount of each Loan as provided for in Section 2.07.

(b)          Notes. If requested by the Lender, the Loans made by the Lender shall be evidenced by a single promissory note of the Borrower in a principal amount equal to its Commitment dated as of the date of this Agreement, duly completed and in form and substance reasonably satisfactory to the Lender (“Note”).

Section 2.05         Interest.

(a)          Pre-Default Rate. Subject to the provisions of Section 2.05(b), the Loans shall bear interest at a rate per annum equal to five percent (5.0%) per annum.

(b)          Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then all the Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate provided for in Section 2.05(a), from the date of the event or circumstance (disregarding any provisions regarding notice or passage of time) until, in each case, such event or condition has been cured.

(c)          Interest Payment. Accrued interest on each Loan shall be payable in arrears on the Maturity Date; provided, however, that (i) interest accrued pursuant to Section 2.05(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of the repayment or prepayment.

(d)         Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

Section 2.06         Termination of Commitments. If the Initial Loan has not been made, the Commitments shall automatically terminate at 6:00 p.m., New York City time, on March 4, 2019. Any unborrowed Commitments shall terminate on the expiration of the Availability Period.

Section 2.07         Maturity Date. The principal balance of the Loans shall be due and payable, together with accrued and unpaid interest, fees and expenses in respect of the Loans, on the Maturity Date.

Section 2.08         Prepayments.

(a)          Optional Prepayment. The Borrower shall have the right at any time and from time to time (before or after the occurrence and continuance of an Event of Default) to prepay the Loan in whole or in part. Each such partial prepayment of principal shall be in an amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the total remaining principal, interest, fees and expenses outstanding. The Borrower shall notify the Lender of any prepayment under this Section 2.08 not later than 3:00 p.m., New York City time, on (x) the fifth Business Day before the date of prepayment in the case of prepayments made pursuant to this Section 2.08(a), and (y) the date of such prepayment in the case of prepayments made pursuant to Section 2.08(b). Each such notice shall be irrevocable unless the Borrower provides that the prepayment is conditioned upon the prior or concurrent consummation of new credit facilities or another transaction, the net cash proceeds of which will be used to make any such optional prepayment pursuant to this Section 2.08(a) (in which case, such notice shall be revocable). Each such notice shall specify the prepayment date, the principal amount of Loans to be repaid and, in the case of a mandatory prepayment made pursuant to Section 2.08(b), a reasonably detailed calculation of the amount of such prepayment.

(b)         Mandatory Prepayments.

(i)           Asset Sales. Within three Business Days after the receipt by the Borrower of any Net Cash Proceeds of any Asset Sale, the Borrower shall make prepayments in accordance with Section 2.08(c) in an aggregate amount equal to the lesser of (A) 100% of such Net Cash Proceeds and (B) the amount of the then-outstanding Obligations.

(ii)          Receipt of Insurance Proceeds. Within three Business Days after the receipt by the Borrower or any of its Affiliates of any proceeds (including insurance proceeds) from a Casualty Event, the Borrower shall make prepayments in accordance with Section 2.08(c) in an aggregate amount equal to the lesser of (A) 100% of such proceeds and (B) the amount of the then-outstanding Obligations.

(iii)         [Intentionally Omitted]

(iv)         Indebtedness; Equity Issuances. Within three Business Days after each date upon which the Borrower receives any cash proceeds from any incurrence by the Borrower of Indebtedness other than the Loans (other than the Initial Subordinated Debt and Scheduled Unsecured Debt as of the date hereof) or issuance of Equity Interests (other than any sale of Equity Interests by the Borrower under the Warrant), the Borrower shall prepay the Loan in an amount equal to the net cash proceeds thereof (after paying or reserving for the costs and expenses (including legal fees and expenses) associated with any such incurrence of Indebtedness or issuance of Equity Interests, provided that, the Borrower may apply up to an aggregate amount of $500,000 of such net cash proceeds received from any such incurrence (including any Permitted Unsecured Debt) or issuance towards the Borrower’s general corporate purposes.

(v)          Refunds, Rebates, etc. Within three Business Days after each date upon which the Borrower receives any cash proceeds from any payments, refunds, rebates or other similar payments and amounts under the Operative Documents, or from any of its suppliers, customers, or any other third party or other source, the Borrower shall prepay the Loan in an amount equal to such proceeds.

(c)          Application of Prepayments. Each prepayment of Loans shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.05.

Section 2.09         [Intentionally Omitted].

Section 2.10         Payments Generally.

(a)          The Borrower shall make each payment required to be made by it under the Loan Documents prior to 12:00 noon, New York City time, on the date when due, in immediately available funds to an account of the Lender as designated by the Lender, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after that time may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest. If any payment under the Loan Documents shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of that extension. All payments hereunder shall be made in dollars.

(b)          The Lender which is also the holder of the Warrant may, at the Lender’s sole option, in accordance with Section 1(c) of the Warrant, exercise the Warrant in whole for the number of shares of Common Stock then issuable under the Warrant (as adjusted pursuant to the Warrant) and pay the Aggregate Exercise Price (as defined in the Warrant) for the exercise of the Warrant by extinguishing all Obligations of the Borrower then outstanding under this Agreement as of the Exercise Notice Date.

Section 2.11         Taxes.

(a)          Payments Free of Taxes. Payments by or on behalf of the Borrower under any Loan Document shall be made free and clear of and without reduction for or on account of any Taxes; provided, however, that if any Taxes are required by Applicable Law to be withheld (“Withholding Taxes”) from any amount payable to the Lender, (i) the Borrower shall make such deductions of Withholding Taxes, (ii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) except in the case where such Withholding Tax is an Excluded Tax, the sum payable to the Lender shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11(a)), the Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b)         Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)          Indemnification by the Borrower. Except in the case of Excluded Taxes, the Borrower shall indemnify the Lender, on or before the fifth Business Day after notice so demanding, for the full amount of any Withholding Taxes and Other Taxes (including Withholding Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) paid by the Lender, regardless of whether the Withholding Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of the payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)         Evidence of Payments. As soon as practicable after any payment of Withholding Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by the Governmental Authority evidencing the payment, a copy of the return reporting the payment or other evidence of such payment satisfactory to the Lender in its sole discretion.

(e)          Tax Form. The Lender shall deliver to the Borrower on or prior to the Closing Date an executed copy of IRS Form W-9 or W-8, as applicable.

Section 2.12         Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to honor its obligation to make or maintain Loans, then the Lender promptly shall notify the Borrower and such Lender’s obligation to make its Loans shall be suspended until such time as such Lender may again make and maintain its Loans.

Section 2.13         Delivery of Warrant.

(a)          On or about the date of this Agreement, the Borrower shall issue to the Lender a warrant to purchase 138,095,238 shares of Common Stock at an Exercise Price of $0.042 per share (each as subject to any adjustments provided for therein), substantially in the form of Exhibit C attached hereto (the “Warrant”), with an expiration date of March 4, 2020.

(b)         At any time the Lender exercises the Warrant, the number of Warrant Shares issuable upon exercise of the Warrant shall be equal to the Exercise Shares (as defined in the Warrant) as of the Exercise Notice Date.

(c)         At any time the Lender makes an Additional Loan to the Borrower and the Lender does not hold an outstanding Warrant on the Funding Date of such Additional Loan, the Borrower shall issue to the Lender a warrant to purchase the number of shares of Common Stock equal to the quotient of the amount of such Additional Loan divided by $0.042 at an Exercise Price of $0.042 per share (each as subject to any adjustments provided for therein), substantially in the form of Exhibit C attached hereto, with an expiration date of March 4, 2020.

Article III

Conditions Precedent

Section 3.01         Conditions to Funding. The obligations of the Lender to make the Initial Loan and any Additional Loans shall not become effective until the first date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)          The Lender shall have received from each party to this Agreement counterparts (in such number as may be requested by the Lender) of this Agreement signed on behalf of that party.

(b)         If requested by the Lender, the Lender shall have received a duly executed Note payable to the order of the Lender in a principal amount equal to its Commitment dated as of the date of this Agreement.

(c)          The Lender shall have received from each party duly executed counterparts (in such number as may be requested by the Lender) of each of the Subordination Agreement, the Security Agreement, and the Warrant.

(d)         [Intentionally Omitted.]

(e)          The Lender shall have received a certificate of the Secretary of the Borrower setting forth (i) resolutions of its board of directors or similar organizational body with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents and to consummate the Transactions, (ii) the officers of the Borrower (A) who are authorized to sign the Loan Documents to which it is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, and (iii) specimen signatures of those authorized officers, in each case, certified as being true and complete in form and substance reasonably acceptable to the Lender. The Lender may conclusively rely on this certificate.

(f)          At the time of and immediately after giving effect to the advance of Loans, no Default or Event of Default shall have occurred and be continuing.

(g)         The representations and warranties of each party to each Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified earlier date.

Section 3.02         Conditions to Funding of Additional Loans. The obligations of the Lender to provide Additional Loans under Section 2.03(b) after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 8.02) of the each of the following conditions:

(a)          The Lender shall have received a Borrowing Request complying with the requirements of Section 2.03(b)(ii) for the applicable Additional Loan on or before the fifth day before the proposed Funding Date for that Additional Loan.

(b)         At the time of and immediately after giving effect to the advance of the applicable Additional Loan, no Default or Event of Default shall have occurred and be continuing.

Article IV

Representations and Warranties

The Borrower represents and warrants to the Lender that:

Section 4.01         Organization; Powers. On the Closing Date, the Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own its assets and to carry on its business as now conducted and as to be conducted after giving effect to the Closing. On the Closing Date, the Borrower has all governmental licenses, authorizations, consents and approvals necessary, and is qualified to do business in, and is in good standing in, every jurisdiction where qualification is required, in each case, except where the failure to have such licenses, authorization, consents or approvals or to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 4.02         Authority; Enforceability. The execution, delivery and performance of each Loan Document, including the issuance of the Warrant and the reservation for issuance of the Warrant Shares to which the Borrower is a party, are within the Borrower’s powers and have been duly authorized by all necessary limited liability company action. Each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 4.03         Approvals; No Conflicts. The execution and delivery of the Loan Documents on the Closing Date (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any such Loan Document or the consummation of the transactions contemplated thereby, including the issuance and exercise of the Warrant, except, in each case such as have been obtained or made and are in full force and effect, (ii) will not violate any Applicable Law or the Borrower’s Organizational Documents or any order of any Governmental Authority, (iii) will not violate or result in a default under any material agreement or other material instrument binding upon the Borrower or the Properties, or give rise to a right thereunder to require any material payment to be made by the Borrower, and (iv) will not result in the creation or imposition of any Lien on any property of the Borrower (other than the Liens created by the Loan Documents).

Section 4.04         Litigation. On and as of the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Properties (except as the same may relate to Texas South) that purport to affect or pertain to this Agreement or any other Transaction Document that could reasonably be expected to have a Material Adverse Effect.

Section 4.05         No Indebtedness for Borrowed Money or Off-Balance Sheet Liabilities. On and as of the Closing Date, the Borrower does not have any (i) Indebtedness for borrowed money (other than the Initial Subordinated Debt, the Loans and the Indebtedness for borrowed money described on Schedule 4.05 as of the date hereof (the “Scheduled Unsecured Debt”)), (ii) any off-balance sheet liabilities or (iii) material contingent liabilities (other than such material contingent liabilities as described in the Borrower’s most-recently filed 10-K or 10-Q).

Section 4.06         Environmental Matters.

(a)          The Borrower, its operations, and the Properties (and the operation thereof) are, and have been, in compliance with all applicable Environmental Laws and Environmental Permits in all material respects on and as of the Closing Date.

(b)          On and as of the Closing Date, the Borrower has not received any notice or otherwise has knowledge that any existing Environmental Permit related to the existence, location, ownership, use, operation and maintenance of the Properties will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(c)          On and as of the Closing Date, there are no actions, claims, demands, demand letters, suits, orders, inquiries, proceedings, notices of non-compliance or violation, notices of liability or potential liability, investigations, consent orders or consent agreements concerning any violation of, or any liability (including as a potentially responsible party or any other contingent liability) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower, its operations, or the Properties that would reasonably be expected to have a Material Adverse Effect.

(d)         On and as of the Closing Date, there has not been any Release of any Hazardous Material at, to, on, under, about or from any of the Properties that would reasonably be expected to result in a Material Adverse Effect.

(e)          On and as of the Closing Date, none of the Borrower, the Properties or the Borrower’s operations are subject to any order, decree or judgment pursuant to Environmental Law that, if violated, would reasonably be expected to have a Material Adverse Effect.

Section 4.07         Compliance with Laws and Agreements; No Defaults.

(a)          On and as of the Closing Date, the Borrower is in compliance with all Laws applicable to it or the Properties and, after giving effect to this Agreement and the application of the Initial Loans, all agreements and other instruments binding upon it or the Properties, except in each case where the failure to comply would reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower is not in default on and as of the Closing Date under, nor to the Borrower’s knowledge has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any indenture, note, credit agreement or instrument pursuant to which any Indebtedness for borrowed money is outstanding or by which the Borrower or any of the Properties is bound.

(c)          No Default has occurred and is continuing on the Closing Date.

Section 4.08         Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09         Taxes. On and as of the Closing Date, the Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP. On and as of the Closing Date, to the Borrower’s knowledge, no Tax Lien has been filed.

Section 4.10         ERISA; Employees.

(a)          Each Plan is established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code, except to the extent the failure to establish or maintain a Plan in substantial compliance would not reasonably be expected to have a Material Adverse Effect.

(b)          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect.

(c)          Full payment when due has been made of all amounts that the Borrower or any of their respective ERISA Affiliates is required under the terms of each Plan or Applicable Law to have paid as contributions to that Plan as of the date of this Agreement.

(d)          Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained, contributed to or been obligated to contribute to, any Plan or Multiemployer Plan.

(e)          There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

Section 4.11         Disclosure; No Material Misstatements. On and as of the Closing Date, none of the reports, financial statements, certificates or other information that has been furnished by the Borrower or its Affiliates (but limited to the Borrower’s knowledge in the case of reports, financial statements, certificates or other information prepared by a third party and not by the Borrower) to the Lender or any of their Affiliates or consultants in connection with the negotiation of this Agreement or any other Loan Document or delivered under any Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12         Insurance. On and as of the Closing Date, the Borrower has insurance coverages meeting or exceeding the requirements of Operative Documents.

Section 4.13         Restriction on Liens Under Security Documents. On and as of the Closing Date, the Borrower is not a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Lender on or in respect of the Properties as provided in the Security Documents.

Section 4.14         Equity Interests; Subsidiaries. On or as of the Closing Date:

(a)          except as set forth in the Borrower’s most recently filed 10-K, 10-Q, Proxy Statement or as otherwise set forth in writing to the Lender, the Borrower does not have outstanding on the Closing Date any securities convertible into or exchangeable for any of its Equity Interests or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to such Equity Interests (other than as created pursuant to the Warrant and Participation Agreement). The Borrower has no Subsidiaries;

(b)          all of the issued and outstanding Equity Interests of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. The Borrower has reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable upon the exercise of the Warrant (the “Warrant Shares”) (computed without regard to any limitations on the number of shares that may be issued on exercise thereof). The Warrant, the Warrant Shares and any other distributions required to be made now or in the future pursuant to the Warrant (the “Warrant Distributions”) have been duly authorized. Upon the issuance in accordance with the terms of this Agreement, the holder of the Warrant will be entitled to the rights set forth in the Warrant. Upon exercise in accordance with the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. The issuance by the Borrower of the Securities is exempt from registration under the Securities Act (pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder) and applicable state securities laws; and

(c)          the issuance and delivery of the Warrant does not and, assuming full exercise of the Warrant, the exercise of the Warrant, will not: (i) require approval from any Governmental Authority; (ii) obligate the Borrower to issue shares of Common Stock or other securities to any Person (other than the Lender); and (iii) will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower.

Section 4.15         Location of Business and Offices. On and as of the Closing Date, the Borrower’s jurisdiction of organization is Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is GulfSlope Energy, Inc., and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 8.01.

Section 4.16         Properties; Titles, Etc.

(a)          On and as of the Closing Date, all leases and agreements necessary for the conduct of the business of the Borrower are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, except in each case as could not reasonably be expected to have a Material Adverse Effect.

(b)          On and as of the Closing Date, the Borrower is qualified under Applicable Law (including with BOEM and/or BSEE) to own the Properties.

(c)          On and as of the Closing Date, the Borrower (i) owns or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower will not infringe upon the rights of any other Person, and (ii) owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its business, subject to the limitations contained in the agreements governing the use of the same, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(d)          On and as of the Closing Date, the Borrower has good and marketable title to the Properties, free and clear of all Liens, other than Excepted Liens. As used in this Agreement, “good and marketable title” means title that is reasonably free from risk of litigation over possible defects, such that a court of law or equity would require a buyer to accept.

(e)          On and as of the Closing Date, the Borrower is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any of its Property or any interest therein.

(f)          On and as of the Closing Date, the Borrower has not received any notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting the Properties or any sale or disposition thereof in lieu of condemnation.

Section 4.17         [Intentionally Omitted].

Section 4.18         Solvency. Immediately after giving effect to the Closing, the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower will exceed the aggregate Indebtedness of the Borrower, as the Indebtedness becomes absolute and matures.

Section 4.19        Use of Proceeds; Federal Reserve Regulations. The proceeds of the Loans will be applied in accordance with Section 6.09. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulations T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 5.01         Information. The Borrower will furnish to the Lender:

(a)          Financial Reports. Promptly (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower shall not terminate the registration of the Equity Interests under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. Each of such reports above will comply in all material respects with the applicable requirements of the Exchange Act. The consolidated financial statements included in such reports will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Borrower hereby agrees that the Borrower shall send to the Lender copies of any notices and other information made available or given to the holders of the Equity Interests of the Borrower generally, contemporaneously with the Borrower’s making available or giving such notices and other information to such holders of Equity Interests (it being understood and agreed that delivery shall be deemed to have occurred if such notices or other information is posted to EDGAR).

(b)          Notice of Casualty Events. Promptly, and in any event on or before the fifth Business Day after the occurrence of a Casualty Event in an amount reasonably excepted to be exceed $750,000, notice of that occurrence, or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event in an amount greater than $750,000, together with a certificate of a Responsible Officer setting forth the details of the Casualty Event and, in the case of a Casualty Event, the actions to be taken by the Borrower with respect to the Casualty Event.

(c)          ERISA. Promptly, and in any event within 15 days after the Borrower knows or has reason to know of the occurrence, or forthcoming occurrence, of any ERISA Event, a certificate of the chief financial officer of the Borrower describing such ERISA Event, what action the Borrower, or any ERISA Affiliate has taken, is taking or proposes to take with respect to such ERISA Event and if applicable, a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto.

(d)          Certain Accounts: On and after the Closing Date, the Borrower shall use all reasonable efforts to have Zions Bancorporation, NA, doing business as Amegy Bank, NA grant the Lender ongoing electronic access (in respect of funds and balances credited thereto and for informational purposes only, but excluding any other rights, including, without limitation, to withdraw or direct any application of such funds and balances) with regards to any account opened in connection with the Operative Documents, including, without limitation, each account notified in writing by the Lender to the Borrower, provided that until such electronic access is granted, upon request of the Lender, the Borrower shall provide copies of bank statements.

(e)          Other Requested Information. Promptly, and in any event on or before the third Business Day following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement or any other Loan Document, as the Lender may reasonably request.

Section 5.02         [Intentionally Omitted].

Section 5.03         Notices of Material Events. The Borrower shall promptly, but in no event later than the fifth Business Day after gaining knowledge, notify the Lender of the occurrence of any Default. Each notice delivered under this Section 5.03 shall be accompanied by a statement of a Responsible Officer setting forth the details of the Default event and any action taken or proposed to be taken with respect thereto.

Section 5.04         Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence as a Delaware corporation and (b) maintain its qualification to do business in each other jurisdiction in which the Properties are located or the ownership of the Properties requires such qualification, except where the failure to maintain such qualification could not be reasonably expected to have a Material Adverse Effect.

Section 5.05         Payment of Taxes and Obligations. The Borrower shall (or shall cause the following to be done on its behalf) (i) timely file all material Tax returns (unless the failure timely to file any such Tax return could not reasonably be expected to result in a Material Adverse Effect), (ii) timely pay all material Taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property, and (iii) pay and discharge when due all material liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; provided, however, that the Borrower may delay discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

Section 5.06         Enforcement of Rights. The Borrower will take commercially reasonably steps to enforce its rights under the Joint Operating Agreement.

Section 5.07         [Intentionally Omitted].

Section 5.08         [Intentionally Omitted].

Section 5.09         Books and Records; Inspection Rights. The Borrower will keep proper books, records and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Lender to visit and inspect the Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested following prior notice of three Business Days.

Section 5.10         Compliance with Laws. The Borrower will comply in all respects with all Laws (including Environmental Laws) applicable to it or the Properties and will maintain all bonds, Permits and approvals required by or posted in favor of any Governmental Authority (including BOEM and/or BSEE), in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.11         [Intentionally Omitted].

Section 5.12         [Intentionally Omitted].

Section 5.13         Maintenance of Liens. The Borrower will take or cause to be taken all action required or desirable to maintain the Liens of the Security Documents and the first priority thereof (subject to Excepted Liens). The Borrower will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Documents) and register and record those documents and instruments in such offices requested by the Lender for those purposes.

Section 5.14         Further Assurances.

(a)          The Borrower will promptly execute and deliver to the Lender all such other documents, agreements and instruments reasonably requested by the Lender to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the first priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be necessary or appropriate, as reasonably determined by the Lender, in connection therewith.

(b)          The Borrower hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Properties without the signature of the Borrower where permitted by Law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Properties or any part thereof shall be sufficient as a financing statement where permitted by Law.

(c)          On or prior to March 8, 2019 the Borrower will cause the Properties to be subject to a Lien and Mortgage (each, a “Mortgaged Property”) in favor of the Lender and deliver or cause to be delivered to the Lender the following either or both, as required by the Lender (A) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the Borrower, or (B) an amendment to any existing Mortgage adding such Mortgaged Property to the existing Mortgage (a “Mortgage Amendment”) duly executed and delivered by the Borrower, in either case, in form suitable for filing or recording in all filing or recording offices (including any required and/or non-required filings in respect of the BOEM filing or recording office) as necessary in order to create a valid and subsisting perfected Lien on such Mortgaged Property and/or rights described therein in favor of the Lender.

Section 5.15         Post Closing Deliveries. Deliver or cause to be delivered to Lender, in form and substance reasonably satisfactory to the Lender, the following, in each case, on or prior to the date that is 21 days after the Closing Date:

(a)          Control Agreements relating to any deposit account of the Borrower other than Excluded Accounts; and

(b)          the Registration Rights Agreement with the Lender.

Section 5.16         Senior Indebtedness. The Borrower shall ensure that the Obligations constitute senior indebtedness of the Borrower.

Section 5.17        Tax Partnership. The Borrower shall use commercially reasonable efforts to deliver a tax partnership agreement with the Lender (in a form and substance reasonably satisfactory to the Lender) setting forth the parties agreement to enter into a partnership solely for U.S. federal income and certain state income tax purposes with respect to the parties activities and operations pursuant to the JOA and the Participation Agreement (the “Tax Partnership Agreement”) and any necessary conforming changes to the JOA (including Article 20 of the JOA) and the Participation Agreement as a result of such Tax Partnership Agreement.

Article VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 6.01         Indebtedness. The Borrower will not incur, create, assume or suffer to exist any Indebtedness, except:

(a)          the Obligations arising under the Loan Documents;

(b)          Indebtedness associated with bonds or surety obligations required by Governmental Authorities in connection with the ownership, operation and maintenance of the Properties and any other Oil and Gas Properties of the Borrower;

(c)          endorsements of negotiable instruments for collection in the ordinary course of business;

(d)          the Initial Subordinated Debt subordinated pursuant to the Subordination Agreement provided that the holder of such Initial Subordinated Debt is the Initial Subordinated Lender;

(e)          the Scheduled Unsecured Debt in an aggregate amount not to exceed the amount set forth on Schedule 4.05 as of the date hereof;

(f)          Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; and

(g)          unsecured Indebtedness incurred by the Borrower in an aggregate amount not to exceed $500,000 at any one time outstanding (“Permitted Unsecured Debt”) provided that such Permitted Unsecured Debt shall be applied in accordance with the proviso described in Section 2.08(b)(iv).

Section 6.02         Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any of the Properties or other assets or properties of the Borrower, whether now owned or subsequently acquired, except Excepted Liens.

Section 6.03        Distributions and Redemptions; Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its property to its Equity Interest holders.

Section 6.04        Investments, Loans and Advances. The Borrower will not make or permit to remain outstanding any Investments in or to any Person, except for accounts receivable arising in the ordinary course of business and as expressly permitted under the Security Documents.

Section 6.05         Nature of Business. The Borrower will not (a) change its name or any trade name used to identify it in the conduct of its business or in the ownership of the Properties, (b) change the location of its chief executive office or principal place of business, unless the Borrower has given the Lender written notice of such change at least ten Business Days prior to such change, (c) change its identity or corporate structure in the jurisdiction in which it is incorporated or formed, (d) change its jurisdiction of organization, (e) change its federal taxpayer identification number, (f) amend or otherwise modify its Organizational Documents if such amendment or modification could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or could have a material adverse effect on the Lender or (g) change its fiscal year, unless the Borrower has given the Lender written notice of such change at least ten Business Days prior to such change.

Section 6.06         No Subsidiaries or Joint Ventures. The Borrower will not create, form or acquire any Subsidiary or enter into any partnership or joint venture; provided that for the avoidance of doubt, neither the Operative Document nor any other operating agreements, participation agreements, farm-out agreements, farm-in agreements, division orders, unitization and pooling declarations and agreements, area of mutual interest agreements or similar agreements that are customary in the oil and gas industry shall constitute a partnership or joint venture for purposes of this Section 6.06.

Section 6.07         [Intentionally Omitted].

Section 6.08         Sale and Leaseback Transactions. Except for the transactions contemplated by the Operative Documents, the Borrower will not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.09         Use of Proceeds; Federal Reserve Regulations. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than to pay (i) fees and expenses associated with the Transactions, (ii) the Borrower’s share of its costs and expenses under the Operative Documents, (iii) amounts payable by the Borrower under any seismic licenses or software and (iv) such other costs and expenses under the Joint Operating Agreement as may be mutually agreed in writing between the Lender and the Borrower. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U or X of the Board, as the case may be.

Section 6.10         Sale or Discount of Receivables. The Borrower will not discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 6.11         Mergers, Etc. The Borrower will not merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Properties to any other Person, unless the Obligations are repaid in full concurrently with the consummation of such merger, consolidation, sale, transfer or other disposition.

Section 6.12         Sale of Properties. The Borrower will not sell, assign, convey, lease, allow the use of or otherwise transfer any Properties, other than (a) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or is replaced by equipment of at least comparable value and use), (b) the entry into any farm-out agreements, operating agreements, and other agreements in the ordinary course of business and customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties and any assignments, transfers or other dispositions of Properties and any other assets or properties of the Borrower pursuant thereto, and (c) transfers of property that is subject to a Casualty Event or in connection with any condemnation proceeding, provided that the net cash proceeds of such Casualty Event, if any, received by the Borrower are applied in accordance with this Agreement.

Section 6.13         [Intentionally Omitted].

Section 6.14         [Intentionally Omitted].

Section 6.15         Transactions with Affiliates. The Borrower will not enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliates, except for (a) transactions on terms that are substantially as favorable to the Borrower as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower in good faith, (b) the Transaction Documents and the transactions they contemplate, (c) the Initial Subordinated Debt and the transactions thereunder, and (d) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and its directors, officers or employees (including management and employee benefit plans or agreements or similar agreements pertaining to the repurchase of Equity Interests with current or former employees, officers or directors and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors of the Borrower.

Section 6.16         Equity Interests. The Borrower will not create or acquire any Subsidiary or acquire any Equity Interests in any other Person. Except as provided in the Warrant and Participation Agreement, the Borrower will not (a) not create, incur, assume or permit to exist any Lien on any of its Equity Interests, whether now owned or subsequently acquired, except Excepted Liens, or (b) issue (directly or indirectly through an increase in the liquidation value) (i) any preferred stock or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower.

Section 6.17         Limitation on Accounts. The Borrower shall not maintain any deposit, securities or commodities accounts other than Excluded Accounts or as permitted under the Security Agreement.

Section 6.18         Hedging Agreements. The Borrower will not enter into any swap agreements, option contracts, synthetic option contracts, futures contracts, options on futures contracts, spot or forward contracts, caps, floors, collars, or any other derivative transaction or hedging arrangement of any type or nature whatsoever, whether related to interest rates, commodity prices or other matters.

Section 6.19         [Intentionally Omitted].

Section 6.20         Junior Payments, etc. The Borrower will not directly or indirectly, prepay, repay, pay, redeem, purchase, defease or otherwise satisfy in any manner (whether of principal or interest and regardless of amount), any Subordinated Debt, Scheduled Unsecured Debt or Permitted Unsecured Debt.

Section 6.21        Negative Pledge Agreements. The Borrower will not create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of the Properties or any other assets or properties in favor of the Lender or which requires the consent of or notice to other Persons in connection therewith.

Article VII

Events of Default; Remedies

Section 7.01         Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of or interest on any Loan or any fee or any other amount payable under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise and such failure shall continue unremedied for a period of, with respect to any payment of principal, one day or more, and with respect to any interest, fee or other amount, five days or more;

(b)         any representation or warranty made by Borrower in this Agreement, any other Loan Document or in any certificate or other document furnished pursuant to or in connection with this Agreement or other Loan Document, shall prove to have been incorrect in any material respect when made;

(c)          [intentionally omitted];

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03, Section 5.04, or in Article VI;

(e)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those that would constitute an Event of Default under Section 7.01(a) or Section 7.01(d)), and such failure to perform shall continue unremedied for a period of 15 days after the earlier to occur of (i) notice thereof from the Lender to the Borrower (which notice will be given at the request of the Lender) and (ii) a Responsible Officer of the Borrower otherwise becoming aware of the failure; provided, however, that, except in the case of a failure to perform under Section 5.13, this 15-day period shall be extended, but in no event to beyond 30 days, (A) if that failure could not reasonably have been cured within that 15-day period, (B) if before the expiration of that 15-day period, the Borrower delivers to the Lender a plan to remedy that failure, (C) as long as it is likely that the Borrower can remedy that failure within that period as extended and (D) as long as the Borrower is diligently pursuing that remedy;

(f)           the Borrower shall become subject to a Bankruptcy Event;

(g)          the Borrower:

(i)            shall be in material breach of, or in default under, an Operative Document and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period of 30 days from the time the Borrower obtains knowledge thereof; provided that, a written assertion of material breach by Texas South in respect to the withholding of information required to be provided to Texas South by the Borrower under such Operative Document shall not constitute an Event of Default hereunder; or

(ii)           assigns or transfers all or any part of its rights and obligations in, to or under any Operative Document other than as permitted hereunder and thereunder;

(h)          a Change in Control shall have occurred;

(i)           (i) the Borrower shall fail to pay one or more final judgments aggregating in excess of $1,000,000 (to the extent not covered by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 30 consecutive days following entry of each such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect or (ii) any one or more non-monetary judgments shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(j)           any of the Loan Documents shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any party to those agreements (or any party thereto shall so assert) or shall be repudiated by any party thereto, or cease to create a valid and perfected Lien of the priority required thereby on any portion of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any party to a Loan Document shall so assert, or any Subordinated Debt shall cease (or any party thereto shall so assert) to be validly subordinated to the Obligations under the Subordination Agreement or any documentation evidencing such Subordinated Debt;

(k)          [intentionally omitted]; or

(l)           an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $750,000.

Section 7.02         Remedies.

(a)          In the case of an Event of Default other than one described in Section 7.01(f) at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take either or both of the following actions (without limiting the Lender’s rights under Section 7.02(b)), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and expenses and other obligations of the Borrower hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of an Event of Default described in Section 7.01(f), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and expenses and other obligations of the Borrower accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any notice or cure period provided for in this Agreement or any other Loan Document shall run concurrently with any notice or cure period provided for under Applicable Law.

(b)          In the case of the occurrence of an Event of Default, the Lender will have all other rights and remedies available at Law and equity subject to the applicable terms of the Security Documents.

(c)          All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)            first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lender;

(ii)           second, to payment of accrued interest on the Loans;

(iii)          third, to payment of principal outstanding on the Loans; and

(iv)          fourth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Law.

Article VIII

Miscellaneous

Section 8.01         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 8.01(b)), all notices and other communications provided for in the Loan Documents shall be in writing and shall be delivered by hand or overnight courier service or sent by facsimile transmission to it as follows:

(i)            If to the Borrower, at:

1331 Lamar Street
Suite 1665
Houston, Texas 77010
John Malanga, Chief Financial Officer
Tel: (281) 918-4103
Email: john.malanga@gulfslope.com

with a copy to:

Mayer Brown LLP

Attention: Tristan Propst

Suite 3400
700 Louisiana Street
Tel: (713) 238-2657
Fax: (713) 238-4657
Email: tpropst@mayerbrown.com

(ii)           If to the Lender, at:

c/o Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

and a copy to:

Leora Pratt Levin

VP & General Counsel

Delek Group Ltd

19, Abba Eban blvd. P.O.B 2054

Herzliya 4612001, Israel

Tel: (+972 9) 8638492

Direct: (+972 9) 8638491

Fax: (+972 9) 8854955

E-mail: leorapl@delek-group.com

(b)          Notices and other communications to the Lender under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.

(c)          Any party to the Loan Documents may change its address or telecopy number for notices and other communications under by notice to the other parties to the Loan Documents. All notices and other communications given to any party to the Loan Documents in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02         Waivers; Amendments.

(a)          No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce any such right, power or privilege, under any of the Loan Documents shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude its subsequent or further exercise or the exercise of any other right, power or privilege. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower from their provisions shall in any event be effective unless the same shall be permitted by Section 8.02(b), and then the waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of the Default at the time.

(b)          Neither any Transaction Document nor any provision of any Transaction Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 8.03         Expenses, Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates prior to or in connection with Closing, including the fees, charges and disbursements of counsel and other outside consultants for the Lender, the travel, photocopy, mailing, courier, telephone and other similar expenses, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to their provisions (regardless of whether the transactions contemplated by the Transaction Documents shall be consummated), (ii) all reasonable costs, expenses, Taxes, assessments and other charges incurred by the Lender prior to or in connection with the Closing in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to in them, (iii) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the fees, charges and disbursements of any counsel for the Lender, in connection with any amendment, waiver, consent or similar event in connection with this Agreement or any other Transaction Document and (iv) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Transaction Document, including its rights under this Section 8.03, or in connection with the Loans made, including, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans. All amounts due under this Section 8.03 shall be payable not later than five Business Days after written demand therefor.

(b)          THE BORROWER SHALL INDEMNIFY THE LENDER, AND EACH RELATED PARTY OF THE LENDER (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION, DELIVERY OR THE PERFORMANCE OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, OR (ii) ANY ASSERTION THAT THE LENDER WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY TO THIS AGREEMENT. TO THE EXTENT THE INDEMNITY IN SECTION 8.03(b) CONFLICTS WITH ANY INDEMNITY CONTAINED IN ARTICLE 19 OF THE JOINT OPERATING AGREEMENT, THE PARTIES HERETO AGREE THAT THE APPLICABLE INDEMITY CONTAINED IN ARTICLE 19 OF THE JOINT OPERATING AGREEMENT SHALL CONTROL TO THE EXTENT OF SUCH CONFLICTS.

Section 8.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by this Agreement. Neither the Borrower nor the Lender may assign or otherwise transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of the other party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties to this Agreement, their respective successors and assigns permitted hereby) and, to the extent expressly contemplated hereby, the Related Parties of the Lender, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          The Lender may assign to an assignee that is an Affiliate of a Lender that has elected to be treated as a corporation for United States Tax purposes, provided that:

(i)            there shall be only one Lender under this Agreement at any time;

(ii)           the assignee shall execute and deliver to the Lender a customary assignment and assumption agreement and all other customary documentation relating to such assignment, together with a processing and recordation fee of $3,500; and

(iii)          the assignee shall provide the Borrower on or prior to the date of such assignment, an executed copy of IRS Form W-9 or W-8, as applicable.

From and after the effective date specified in such assignment and assumption agreement, the assignee shall be a party to this Agreement and have the rights and obligations as the Lender under this Agreement, and the assigning Lender shall be released from its obligations under this Agreement and shall cease to be a party to this Agreement but shall continue to be entitled to the benefits of Section 2.11 and Section 8.03).

(c)            Notwithstanding any other provisions of this Section 8.04, no transfer or assignment of the interests or obligations of the Lender shall be permitted if such transfer or assignment would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” Laws of any state.

Section 8.05         Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties to this Agreement and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan is made, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.11, Section 7.02, and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans and the Commitments or the termination of this Agreement, any other Loan Document or any of their provisions.

(b)         To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy Law, common law or equitable cause, then to that extent, the Obligations so satisfied shall be revived and continue as if the payment or proceeds had not been received and the Lender’s Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such an event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be requested by the Lender to effect the reinstatement.

(c)          Notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, the holder of the Warrant and parties to the Registration Rights Agreement shall be entitled to exercise all rights and remedies available to them under law and at equity and under the Warrant and the Registration Rights Agreement for any breaches of provisions that survive the payment in full of the Obligations, if any.

Section 8.06         Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties to this Agreement on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)          This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter of the Loan Documents and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter of the Loan Documents. This Agreement and the other Loan Documents represent the final agreement among the parties to the Loan Documents and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c)          Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts that, when taken together, bear the signatures of each of the other parties to this Agreement, and thereafter shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07        Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of the Loan Documents; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate that provision in any other jurisdiction.

Section 8.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations of whatsoever kind at any time owing by that Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower owed to that Lender now or subsequently existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although those obligations may be unmatured. The rights of the Lender under this Section 8.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 8.09         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)          EXCEPT TO THE EXTENT (IF ANY) PROVIDED OTHERWISE IN A PARTICULAR LOAN DOCUMENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT, IF AT ALL, IN THE COURTS OF THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK (OR ANY APPELLATE COURT FROM ANY THEREOF), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THOSE COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT NOW OR SUBSEQUENTLY MAY HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. IN THE CASE OF THE BORROWER ONLY, THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER THE BORROWER IN ANY OTHER COURT OTHERWISE HAVING JURISDICTION.

(c)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE COURTS SPECIFIED ABOVE IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN Section 8.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO Section 8.01, WHICH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER MAILING. THIS Section 8.09(c) SHALL NOT AFFECT THE RIGHT OF A PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY APPROPRIATE JURISDICTION.

(d)          EACH PARTY TO THIS AGREEMENT HEREBY (i) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM IN ANY SUCH PROCEEDING; (ii) CERTIFIES THAT NO PARTY TO THIS AGREEMENT OR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.09, AND (IV) ACKNOWLEDGES THAT THIS SECTION 8.09 WAS NEGOTIATED BY IT AND THAT ITS COUNSEL HAS HAD AN OPPORTUNITY TO REVIEW THIS AGREEMENT.

Section 8.10         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.11         Interest Rate Limitation. It is the intention of the parties to this Agreement that the Lender shall conform strictly to usury Laws applicable to it. Accordingly, if the transactions contemplated by the Transaction Documents would be usurious as to the Lender under Applicable Law (including the Laws of the United States of America and the State of New York or any other jurisdiction whose Laws may be mandatorily applicable that Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Transaction Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under Law applicable to the Lender that is contracted for, taken, reserved, charged or received by that Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by that Applicable Law, and any excess shall be canceled automatically and if previously paid shall be credited by that Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by that Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated due to any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then any consideration that constitutes interest under Applicable Law may never include more than the maximum amount allowed by that Applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by a particular Lender as of the date of acceleration or prepayment and, if previously paid, shall be credited by that Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by that Lender to the Borrower). All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of sums due under the Transaction Documents shall, to the extent permitted by Law applicable to that Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans does not exceed the maximum amount allowed by that Applicable Law.

Section 8.12         EXCULPATION PROVISIONS. EACH OF THE PARTIES TO THIS AGREEMENT SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTIONS AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH THAT LIABILITY. EACH PARTY TO THIS AGREEMENT AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 8.13        No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lender to make Loans are solely for the benefit of the Borrower, and no other Person (including any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges under any Loan Document against the Lender for any reason whatsoever. Except for indemnities and waivers of the Borrower in this Article VIII, there are no third party beneficiaries.

Section 8.14        USA Patriot Act Notice. The Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow that Lender to identify the Borrower in accordance with such act.

Section 8.15        Relationship of Parties. The relationship of the Lender and the Borrower is solely one of lender and borrower and this Agreement does not constitute a partnership, tenancy-in-common, joint tenancy or joint venture between the Lender and the Borrower, nor does this Agreement create an agency or fiduciary relationship between the Lender and the Borrower. The Borrower is not the representative or agent of the Lender and the Lender is not a representative or agent of the Borrower. The parties hereto intend that the relationship among them shall be solely that of creditor and debtor. The Lender shall not in any way be responsible or liable for the debts, losses, obligations or duties of the Borrower.

Section 8.16        Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority, (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.16, to any assignee of or any prospective assignee of, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.16 or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 8.16, “Information” means all information received from the Borrower or any Affiliate relating to the Borrower or any Affiliate and their businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Affiliate; provided that, in the case of information received from the Borrower or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.17        Lender’s Acknowledgement of Cure. The Lender hereby acknowledges and agrees that, upon the application of the Initial Loans, the breach by Borrower arising or resulting from Borrower’s failure to timely pay its share of the payment obligations due prior to the Closing Date for the drilling, completion, plugging, and abandonment of the Phase I ITWs for the Phase I Prospects (the “Prospect Payment Default”) shall be cured and no breach or default arising from such Prospect Payment Default shall thereafter be continuing.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

DELEK GOM INVESTMENTS, LLC

By:	/s/ Leora Pratt Levin
Name: Leora Pratt Levin
Title: Authorized Person

GULFSLOPE ENERGY, INC.

By:	/s/ John N. Seitz
Name: John N. Seitz
Title: CEO

[Signature Page to Term Loan Agreement]